Exhibit 99.1
Financial Contact: James S. Gulmi (615) 367-8325
Media Contact: Claire S. McCall (615) 367-8283
GENESCO REPORTS SECOND QUARTER FISCAL 2009 RESULTS
—Pre-Tax Earnings From Continuing Operations Rise —
-— Full-Year Outlook Raised —
NASHVILLE, Tenn., Aug. 28, 2008 -Genesco Inc. (NYSE: GCO) reported a loss from continuing operations of $4.9 million, or $0.27 per diluted share, for the second quarter ended August 2, 2008. These results reflect $6.4 million, or $0.36 per diluted share, of income tax liability primarily related to an increase in the value of stock received in the settlement of litigation with The Finish Line Inc. that could not be recognized as income for accounting purposes. Earnings before income taxes from continuing operations for the quarter were $2.5 million, including fixed asset impairments, store-closing costs and litigation settlement expenses totaling $3.6 million pre-tax, or $0.09 per diluted share. In the second quarter last year, the Company reported a loss from continuing operations of $2.9 million, or $0.13 per diluted share. Last year’s results reflected a loss before income taxes from continuing operations of $5.6 million, including charges of $5.5 million, or $0.13 per diluted share, primarily consisting of merger-related expenses, fixed asset impairments and store closing costs.
     Adjusting for the listed items in both periods, earnings from continuing operations were $3.6 million, or $0.18 per diluted share, in the second quarter this year, compared to breakeven earnings and earnings per share in the same period last year. Because of the magnitude of the income tax effect of the settlement shares and for consistency with first quarter disclosures and with the Company’s previously announced earnings expectations, which excluded the listed items, the Company believes the disclosure of adjusted earnings before discontinued operations on this basis will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included on Schedule B to this press release.
     As part of its March 2008 litigation settlement with The Finish Line, the Company received shares of Finish Line common stock, which it agreed to distribute to the Company’s shareholders. The shares appreciated in value by approximately $23 million before the distribution occurred. Because of differences between U.S. Generally Accepted Accounting Principles and the tax law in their respective treatment of this appreciation, the Company recorded a tax liability on the appreciation, which could not be recognized as income for accounting purposes. Consequently, the Company’s effective tax rate for the second quarter of Fiscal 2009 was 295%, compared to 47% for the same quarter last year.
     The Company also recorded an after-tax charge of $5.4 million, or $0.29 per share, to discontinued operations for an environmental liability relating to settlement negotiations with the

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Environmental Protection Agency concerning the site of a factory in New York, which the Company operated in the late 1960s.
     Net sales for the second quarter of fiscal 2009 increased by 8% to $353 million, compared to net sales for the second quarter of the previous year of $328 million. Comparable store sales for the Company increased 4%.
     Genesco President and Chief Executive Officer Robert J. Dennis said, “Our solid second quarter operating results reflect the ongoing success of our merchandising strategies and excellent execution across the board from our team. Given our positive momentum, strong positioning in the marketplace and easier comparisons, which continue through the second half of the year, we are optimistic about our prospects for the balance of the year, although we remain mindful of the uncertain economic environment. Accordingly, we have modestly raised our expectations for the balance of the year.”
Second Quarter Business Unit Performance
     “Net sales in the Journeys Group grew 9% from the prior year period to $161 million. Same store sales for the Journeys Group were up 2% for the quarter and same store sales in the Journeys stores were up 2%, compared to a 7% decline last year. Footwear unit comps in Journeys rose 2% and average selling price increased 2% in the quarter. The solid results were driven by continued strength in Journeys’ skate business, modestly offset by weakness in women’s casual footwear.
     “Net sales in the Hat World Group increased 13% from the prior year period to approximately $102 million and same store sales increased 7% in the second quarter, with urban stores up 9% and non-urban stores up 6%. Core and fashion Major League Baseball performed well and action brands were also very strong. Hat World once again generated meaningful operating margin expansion in the quarter.
     “Net sales for the Underground Station Group, which includes the remaining Jarman stores, were $24 million for the second quarter. Same store sales increased 9% from the prior year period and footwear unit comps rose 13%, reflecting Underground Station’s continued progress with its new merchandising strategies. In addition, operating margin improved once again, reflecting increased leverage from the strong comparable sales increase.
     “Johnston & Murphy Group’s net sales were approximately $44 million, with wholesale sales down 9% from the prior year period and same store sales for the Johnston & Murphy shops declined 3% from the prior year period. Johnston & Murphy’s results reflect a challenging economic environment and a difficult comparison from the previous year. The brand remains strong, and management will continue to focus on driving dollars per transaction and carefully managing inventories and controlling expenses.

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     “Second quarter sales of Licensed Brands increased 16% from the prior year period to approximately $22 million. The Dockers® Footwear business remains solid across all of its channels of distribution, with particular strength in the specialty shoe retail chains.”
Fiscal 2009 Outlook
     The Company said it has raised its previously announced earnings per share outlook for the current fiscal year. The Company now expects earnings per share in the range of $2.15 to $2.20 for the full fiscal year (excluding merger-related expenses, asset impairment charges, and other items reflected on Schedule C to this announcement).
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements and post closing adjustments to financial information reported, including the income tax liability related to the Finish Line shares, continuing weakness in the consumer economy, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons, changes in buying patterns by significant wholesale customers, bankruptcies or deterioration in financial condition of significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in fuel costs, foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable lease terminations and otherwise to execute the previously announced store closing plans on schedule and at expected expense levels, unexpected changes to the market for our shares, the impact of any future stock repurchases, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation, investigations and environmental matters involving the Company, including but not limited to the outcome of the negotiations with the Environmental Protection Agency noted in this announcement. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

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Conference Call
     The Company’s live conference call on August 28, 2008, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,200 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

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GENESCO INC.

Consolidated Earnings Summary

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
In Thousands	2008	2007	2008	2007

Net sales	$353,138	$327,977	$710,073	$662,628
Cost of sales	171,814	164,358	347,354	327,165
Selling and administrative expenses	173,420	166,059	353,466	325,132
Restructuring and other, net	3,261	158	(198,577)	6,753

Earnings (loss) from operations	4,643	(2,598)	207,830	3,578
Interest expense, net	2,114	3,000	4,317	5,402

Earnings (loss) before income taxes from continuing operations	2,529	(5,598)	203,513	(1,824)

Income tax expense (benefit)	7,458	(2,658)	78,550	(1,087)

Earnings (loss) from continuing operations	(4,929)	(2,940)	124,963	(737)

Provision for discontinued operations	(5,361)	(1,225)	(5,454)	(1,225)

Net Earnings (Loss)	$(10,290)	$(4,165)	$119,509	$(1,962)

Earnings Per Share Information

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
In Thousands (except per share amounts)	2008	2007	2008	2007

Preferred dividend requirements	$50	$54	$99	$118

Average common shares — Basic EPS	18,513	22,415	19,782	22,403

Basic earnings (loss) per share:
Before discontinued operations	($0.27)	($0.13)	$6.31	($0.04)
Net earnings (loss)	($0.56)	($0.19)	$6.04	($0.09)

Average common and common equivalent shares — Diluted EPS	18,513	22,415	24,508	22,403

Diluted earnings (loss) per share:
Before discontinued operations	($0.27)	($0.13)	$5.15	($0.04)
Net earnings (loss)	($0.56)	($0.19)	$4.93	($0.09)

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
In Thousands	2008	2007	2008	2007

Sales:
Journeys Group	$160,960	$148,091	$329,722	$304,012
Underground Station Group	23,597	24,520	52,601	54,330
Hat World Group	102,169	90,460	189,906	169,304
Johnston & Murphy Group	44,014	45,657	90,585	91,951
Licensed Brands	22,145	19,059	46,893	42,588
Corporate and Other	253	190	366	443

Net Sales	$353,138	$327,977	$710,073	$662,628

Operating Income (Loss):
Journeys Group	$2,388	$983	$7,686	$11,800
Underground Station Group	(3,038)	(4,893)	(4,019)	(7,061)
Hat World Group	11,454	7,418	15,179	10,070
Johnston & Murphy Group	2,994	3,612	6,677	8,082
Licensed Brands	2,091	2,148	5,646	5,174
Corporate and Other*	(11,246)	(11,866)	176,661	(24,487)

Earnings (loss) from operations	4,643	(2,598)	207,830	3,578
Interest, net	2,114	3,000	4,317	5,402

Earnings (loss) before income taxes from continuing operations	2,529	(5,598)	203,513	(1,824)
Income tax expense (benefit)	7,458	(2,658)	78,550	(1,087)

Earnings (loss) from continuing operations	(4,929)	(2,940)	124,963	(737)
Provision for discontinued operations	(5,361)	(1,225)	(5,454)	(1,225)

Net Earnings (Loss)	$(10,290)	$(4,165)	$119,509	$(1,962)

*	Includes $3.3 million of other charges in the second quarter of Fiscal 2009 which includes $2.4 million in asset impairments, $0.6 million for lease terminations and $0.3 million for other legal matters and includes $198.6 million credit in the first six months of Fiscal 2009 of which $204.1 million were proceeds as a result of the settlement of merger-related litigation with The Finish Line and its investment bankers offset by $3.6 million in asset impairments, $1.1 million for other legal matters and $0.8 million for lease terminations. The second quarter and six months of Fiscal 2009 also includes $0.3 million and $7.6 million, respectively, of merger-related expenses.

Includes $0.2 million of other charges in the second quarter of Fiscal 2008 which includes $0.4 million of asset impairments offset by a $0.2 million excise tax refund and includes $6.8 million of other charges in the first six months of Fiscal 2008 of which $6.7 million is asset impairments and $0.3 million for lease terminations offset by a $0.2 million excise tax refund. The second quarter and six months of Fiscal 2008 also includes $5.4 million and $5.5 million, respectively, of merger-related expenses.

GENESCO INC.
Consolidated Balance Sheet

	August 2,	August 4,
In Thousands	2008	2007

Assets
Cash and cash equivalents	$24,283	$22,129
Accounts receivable	23,015	22,154
Inventories	327,986	347,574
Other current assets	41,199	54,610

Total current assets	416,483	446,467

Property and equipment	249,067	236,154
Other non-current assets	172,669	171,948

Total Assets	$838,219	$854,569

Liabilities and Shareholders’ Equity
Accounts payable	$133,806	$119,727
Other current liabilities	85,995	56,374

Total current liabilities	219,801	176,101

Long-term debt	106,220	188,220
Other long-term liabilities	86,977	86,271
Shareholders’ equity	425,221	403,977

Total Liabilities and Shareholders’ Equity	$838,219	$854,569

GENESCO INC.
Retail Units Operated — Six Months Ended August 2, 2008

	Balance				Balance				Balance
	02/03/07	Open	Conv	Close	02/02/08	Open	Conv	Close	08/02/08

Journeys Group	853	118	0	4	967	28	0	2	993
Journeys	768	41	0	4	805	10	0	2	813
Journeys Kidz	73	42	0	0	115	13	0	0	128
Shi by Journeys	12	35	0	0	47	5	0	0	52
Underground Station Group	223	2	0	33	192	0	0	7	185
Hat World Group	785	98	0	21	862	16	0	9	869
Johnston & Murphy Group	148	11	0	5	154	3	0	2	155
Shops	109	8	0	4	113	1	0	2	112
Factory Outlets	39	3	0	1	41	2	0	0	43

Total Retail Units	2,009	229	0	63	2,175	47	0	20	2,202

Retail Units Operated — Three Months Ended August 2, 2008

	Balance				Balance
	05/03/08	Open	Conv	Close	08/02/08

Journeys Group	985	10	0	2	993
Journeys	812	3	0	2	813
Journeys Kidz	123	5	0	0	128
Shi by Journeys	50	2	0	0	52
Underground Station Group	190	0	0	5	185
Hat World Group	868	5	0	4	869
Johnston & Murphy Group	156	0	0	1	155
Shops	113	0	0	1	112
Factory Outlets	43	0	0	0	43

Total Retail Units	2,199	15	0	12	2,202

Constant Store Sales

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007

Journeys Group	2%	-7%	1%	-2%
Underground Station Group	9%	-23%	9%	-22%
Hat World Group	7%	-2%	5%	-3%
Johnston & Murphy Group	-4%	5%	-3%	4%
Shops	-3%	5%	-2%	4%
Factory Outlets	-7%	6%	-5%	6%

Total Constant Store Sales	4%	-6%	3%	-4%

Schedule B
Genesco Inc.
Adjustments to Reported Loss from Continuing Operations
Three Months Ended August 2, 2008 and August 4, 2007

	3 mos	Impact	3 mos	Impact
In thousands (except per share amounts)	Aug 2,2008	on EPS	Aug 4, 2007	on EPS

Loss from continuing operations, as reported	(4,929)	$(0.27)	(2,940)	$(0.13)

Adjustments: (1)
Merger-related expenses	202	0.01	2,878	0.13
Impairment & lease termination charges	1,780	0.07	83	0.00
Other legal matters	190	0.01	—	—
Impact of higher effective tax rate (2)	6,366	0.36	—	—

Adjusted earnings from continuing operations (3)	3,609	$0.18	21	$0.00

(1)	All adjustments are net of tax. The tax rate for the second quarter of Fiscal 2009 before the impact of the settlement of merger-related litigation and deductibility of prior year merger-related expenses is 40.2% excluding a FIN 48 discreet item of $74,000. The tax rate for the second quarter of Fiscal 2008 is 47.5%.

(2)	Includes added tax on Finish Line share appreciation and impact on EPS calculation from additional tax.

(3)	Reflects 23.3 million share count which includes convertible shares and common stock equivalents.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, in light of the impact of a higher effective tax rate and other items not reflected in those expectations.

Schedule C
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 31, 2009

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2009		Fiscal 2009

Forecasted earnings from continuing operations	164,905	$6.97	163,608	$6.92

Adjustments: (1)
Settlement of merger-related litigation	(122,037)	$(5.09)	(122,037)	(5.09)
Merger-related expenses	4,531	$0.19	4,531	0.19
Impairment and lease termination charges	6,008	$0.25	6,008	0.25
Other legal matters	638	$0.03	638	0.03
Lower effective tax rate	(3,512)	$(0.15)	(3,512)	(0.15)

Adjusted forecasted earnings from continuing operations	50,533	$2.20	49,236	$2.15

(1)	All adjustments are net of tax. The tax rate for Fiscal 2009 before the impact of the settlement of merger-related litigation and deductibility of prior year merger-related expenses is 40.2% excluding FIN 48 discreet items of $322,000.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.